Exhibit 99.(h)(7)

DST SYSTEMS, INC.
TRIBUTARY FUNDS FEE SCHEDULE

EFFECTIVE OCTOBER 1, 2012 — SEPTEMBER 30, 2017

(Market Rate Adjustment Effective October 1, 2014 — 0.4%)

I.                     ACCOUNT SERVICE FEES

A.            Base Fees

Complex Base Fee (includes 14 CUSIPs)	$123,010.08 per year

CUSIP Base Fee (CUSIPs over 14)	$5,125.42 per CUSIP per year

B.            Account Maintenance and Processing Fees

Non Level 3 Open Accounts
0 — 25,000 Accounts	$22.55 per account per year
25,000 — 50,000 Accounts	$20.50 per account per year
> 50,000	$18.45 per account per year

Level 3 and *Trust Level 0 Open Accounts
0 — 25,000 Accounts	$10.25 per account per year
25,000 — 50,000 Accounts	$ 8.20 per account per year
> 50,000	$ 6.15 per account per year

*A Trust Level 0 open account is any matrix Level 0 account with a Trust indicator and operates mechanically in a similar fashion to a matrix Level 3 account.

Closed Accounts	$ 1.54 per account per year

Literature Calls	$ 2.97 per call

II.                OTHER SERVICE FEES

12b-1 Processing	Bundled

Lost Shareholder Compliance	Bundled

Escheatment Costs	Bundled

CDSC/Sharelot Processing	$2.64 per account per year

Anti-Money Laundering Fees *	Bundled

Short Term Trader Fees *	Bundled

Omnibus Accountlets
Remote	$0.48 per accountlet
Full Service	$0.69 per accountlet

Reimbursable Expenses	Exhibit A
TA2000 Voice™ System *	Exhibit B – Bundled
NSCC *	Exhibit C
Vision	Exhibit D
FAN Web	Exhibit E
FAN Mail	Exhibit F
Financial Intermediary / TPA Fees	Exhibit G
Fund Closing / Deconversion *	Exhibit H
Cash Utilization	Exhibit I

Computer/Technical Support (Standard 2014 Rates) * Business Analyst/Tester:
Dedicated	$117,045 per year (1,690 hours)
On-Request	$92.90 per hour
COBOL Programmer:
Dedicated	$187,047 per year (1,690 hours)
On-Request	$149.23 per hour
Workstation Programmer:
Dedicated	$228,357 per year (1,690 hours)
On-Request	$187.04 per hour
WEB Developer
Dedicated	$269,667 per year (1,690 hours)
On-Request	$222.62 per hour
Full Service Support:
Senior Staff Support	$77.50 per hour
Staff Support	$57.50 per hour
Clerical Support	$47.50 per hour

Conversion/Acquisition Costs — reimbursable expenses including, but not limited to travel and accommodations, programming, training, equipment installation, etc.

2

NOTES:

A.       Fee Increases

A Cost of Living increase will occur annually upon each anniversary of the Service Agreement in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics.  Items marked by an “*” are subject to change with 60 days notice.

B.      Late Fees

Any fees or reimbursable expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1.5% per month until payment is received.

Fees Accepted By:

DST Systems, Inc.		Tributary Funds

By:	/s/ James F. Dobbie	By:	/s/ Stephen R. Frantz

Name:	James F. Dobbie	Name:	Stephen R. Frantz

Title:	Vice President	Title:	President

Date: 3/24/2015		Date: 3/9/2015

3

REIMBURSABLE EXPENSES	EXHIBIT A

This schedule does not include reimbursable expenses that are incurred on the Fund’s behalf.

Examples of reimbursable expenses include, but are not limited to the items listed below.

Forms

Postage (to be paid in advance if so requested) Mailing Services

Computer Hardware and Software - specific to Fund or installed at remote site at Fund’s direction Telecommunications Equipment and Lines/Long Distance Charges

Magnetic Tapes, Reels or Cartridges Magnetic Tape Handling Charges Microfiche/EFS/Microfilm

Freight Charges Printing

Bank Wire and ACH Charges

Proxy Processing - per proxy mailed not including postage

Includes: Proxy Card

Printing

Outgoing Envelope Return Envelope

Tabulation and Certification

T.I.N. Certification (W8 & W9)

(Postage associated with the return envelope is included)

Disaster Recovery(1)* (Includes St. Louis Data center)

Off-site Record Storage

Travel, Per Diem and other Billables incurred by DST personnel traveling to, at and from the Fund at the request of the Fund.

Base Compliance Program Expense(2)

(1)    The annual charge of $0.206 per account, paid monthly in increments of one-twelfth of the annual charge, is a pro rata portion of DST’s cost for the service and will increase proportionate to any increase in DST’s costs to provide the recovery service or in the event that the current recovery goal is shortened. The current recovery goal is to have the TA2000 System as provided for in the Business Contingency Plan operational 4 hours after DST’s declaration of a disaster. Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out-of-pocket expense unless network is Fund-provided, in which case connectivity is the responsibility of Fund.

(2)    These fees shall be calculated to be 10% of the total TA Invoice.

TA2000™ VOICE SYSTEM(1)	EXHIBIT B

PER CALL SERVICE FEE

Utilization of DST’s TA2000 Voice™ System is based on a service fee of $.20 per call. This charge is a flat rate regardless of the number or type of transactions that a shareholder processes during the call. A given call could result in inquiries and/or transactions being processed for various funds in the complex. Therefore, on a monthly basis, DST will report the number of inquiries and/or transactions processed by fund. A percentage of the total will be derived and reported for each fund. As a result of this process, DST will allocate the charges among the individual funds.

MULTIPLE CALL FLOWS

An additional fee of $500 per month will be charged for each additional call flow that requires different flows, functions, vocabulary, processing, rules or access method. An additional fee of $200 per month will be charged for each additional call flow that is identical in flows, functions, vocabulary, processing rules or access method.

MINIMUM MONTHLY CHARGE

DST’s commitment to the reliability and continued enhancement of the TA2000 Voice System necessitates a minimum monthly charge for the service. The minimum monthly charge will only be assessed when it is greater than the monthly service fees. The minimum monthly charge will be implemented on a graduated basis based on the number of CUSIPS and shareholders in a fund complex and is the sum of the CUSIP and account charges. The schedule for this charge is as follows:

YEARS	CHARGE PER	CHARGE PER
OF	CUSIP AUTHORIZED	SHAREHOLDER
SERVICE	FOR SERVICE*	ACCOUNT**
1	$50	$.002
2	$75	$.003
3	$100	$.004

*                                               CUSIPS ADDED TO THE SERVICE will be subject to the same minimums being charged to the other CUSIPS in the complex at the time the CUSIPS are added.

**                                            THE PER ACCOUNT CHARGE is based on the total number of shareholder accounts in authorized CUSIPS at the end of each month.

OUT OF POCKET COSTS

Each fund complex will require a unique WATS number for their shareholders to call. Each WATS number will require a specific number of trunks to service a given volume of shareholder calls. All installation and monthly usage charges associated with these will be billed through monthly out-of- pocket invoices.

TA2000™ SPEECH RECOGNITION CHARGES

All above charges apply with a 25% mark up of all fees (Per call rate, Fund Minimum, Shareholder Account).

(1)    All TA2000 Voice charges are bundled in the open account rate.

NSCC FEES AND OUT-OF-POCKET EXPENSES	EXHIBIT C

DST FEES

Bundled in Open Account rate.

NSCC PARTICIPANT FEES(1)

The NSCC charges $50 per month per NSCC Participant any for CPU access/shared line costs. A combined participant base fee of $200 per month is charged for the following services:

Fund/SERV:

The NSCC charges an activity charge of $.11 per inputted transaction. Transactions include purchases, redemptions and exchanges.

Networking:

•           $0.25 per 100 transactions ($0.0025 per transaction)

Commission Settlement:

•          $.30 per hundred records, per month, for one to 500,000 records; there is a $50 per month minimum processing charge

•          $.20 per hundred records, per month, for 500,001 to 1,000,000 records

•           $.10 per hundred records, per month, for 1,000,001 records and above

Mutual Fund Profile Service Monthly Membership Fee

•          Phase I (Price and Rate) Only: $325.00 per month

•          Phase I and II:        $750.00 per month

Fund/SPEED

Membership Fee

•                  $250 per month for members with less than 25 Funds (identified by CUSIP) on Fund/SERV

•                  $1,000 per month for members with 25 through 99 Funds on Fund/SERV

•                  $2,500 per month for members with 100 or more Funds on Fund/SERV

Activity Fees

•                  Inquiries $0.005 per transaction (transaction = request and fund response)

•                  Trade Data Transmission $0.50 per transaction

•                  New Accounts $0.75 per transaction

•                  Account Maintenance $0.25 per transaction

Fund/SERV Order Processing Fees:

$0.110 per side charged to each participating Fund Member for orders originating through Fund/SPEED and settling outside of NSCC’s net settlement.

SETTLING BANK FEES

The fund may be charged fees by the Funds Settling Bank at which the net settlement account resides for monthly maintenance of this account. These are negotiated directly between the Fund and the Settling Bank.

(1)    DST does not guarantee fees charged by the NSCC.

VISION	EXHIBIT D.1
Fee Schedule

Unless specifically indicated otherwise, all fees, charges and discounts will be applied separately to each individual affiliate of Customer that has been assigned a unique management code.

ID Charges

Number of ID Breakpoints	ID Charge Breakpoints
1 - 500	$3.25 per month/per ID for each of the first 500 IDs
501 - 1,000	$3.00 per month/per ID for each of the next 500 IDs
1,001 - 2,000	$2.75 per month/per ID for each of the next 1,000 IDs
2,001 - 3,450	$2.50 per month/per ID for each of the next 1,450 IDs
3,451 - +	No charge for each additional ID over 3,450

In accordance with the schedule above, ID Charges for each affiliate of Customer cannot exceed a monthly maximum of $9,500.

Inquiry Charges

Initial Set-up Fee	None
Per View Charge(1)
Standard	$0.05
Reduced	$0.025

Statement Charges (optional)

Individual Statement Retrieval Charge	$0.05 per statement
Batch Statement Load Charge(2)	$0.03 per image
Monthly Statement Interface Support Charge(3)	$1,300

The Statement Retrieval Charges do not cover any charges or expenses Customer may incur from its statement vendor.

Data Extract Charges(2)

Advisor Requests	$0.12 per file
Non-Advisor Requests	$6.00 per file

(1)    The Standard Per View Charge is currently assessed when an information request retrieves data from individual system-level tables to return a response. DST may, from time to time, determine that certain information requests that retrieve data from a consolidated table to return a response are eligible for the Reduced Per View Charge. Although the foregoing represents the approach DST has historically taken with respect to Per View Charges, DST reserves the right at any time to change the components and/or structure of the Per View Charge. If applicable, Vision Charges do not include any charges or expenses Customer may incur separately from DST for AWD transactions or images offered through Vision.

(2)    The Batch Statement Load charge and the Data Extract charge will only be assessed at the time the statements are provided to Vision by the statement vendor or at the time data files are retrieved by Vision, as applicable, not at the time of viewing or downloading.

(3)    If Customer uses DST Output, LLC or a subsidiary of DST Output, LLC as its electronic statement vendor, the Monthly Statement Interface Support Charge will be waived.

EXHIBIT D.2

Email Alert Charges

Per email charge	$0.05

Transaction Processing Charges (optional)

Initial Set-up Fee(1)
Existing FAN Users	$2,500
All Others	$5,000
Purchase, Redemption, Exchange, Maintenance	$0.10 per transaction
NSCC Reject Processing	$0.10 per reject
New Account Establishment (each new account transaction may contain one or more new accounts)	$0.35 per transaction
New Account Web Service Image Delivery	$0.65 per image
Monthly Minimum(2)	greater of $500 or actual usage

Volume Discounts

Discount Schedule (monthly)(3)

$7,500 - $15,000	20%
$15,001 - $30,000	25%
$30,001 - $45,000	30%
$45,001 - +	35%

The percentage discount is applied incrementally to the dollars associated with each breakpoint.

Platinum/Gold Discount

An additional discount shall be applied to the net Fees (i.e., after Volume Discounts) paid by Customer for DST’s Vision Services if Customer is utilizing DST’s Basic FAN Mail Services pursuant to the applicable Master Agreement for DST FAN Mail Services, as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to the Service Exhibit to the Master Agreement for DST FAN Mail Services, and at the beginning of each calendar year thereafter, DST shall review the average combined annual usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year. Customer shall receive the following discounts on Vision Services fees for the then current calendar year, in the event the total annual combined usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed at least:

(1)    The Initial Set-up Fee shall be waived for set-ups that involve only NSCC Reject Processing. For all other transaction processing this Fee shall apply and shall be assessed only once per management code.

(2)    NSCC Reject Processing shall not be considered when calculating the Monthly Minimum charge for Transaction Processing.

(3)    ID Charges, Monthly Statement Interface Support Charges and Transaction Processing Initial Set-up Fee are not included in Volume Discount calculations.

EXHIBIT D.3

Gold Level

Qualification: $180,000.00 annually, but less than $300,000.00.

Discount:                 The discount for each billing cycle equals 2½% of Vision usage fees billed for such cycle.

Platinum Level

Qualification: $300,000.00 annually, but less than $2,000,000.00.

Discount:                 The discount for each billing cycle equals 5% of Vision usage fees billed for such cycle.

Platinum Plus Level

Qualification: $2,000,000.00 annually.

Discount:                 The discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

DST will combine qualified usage fees for all affiliates of Customer for purposes of determining the applicable discount for Customer’s affiliated corporate complex. It is Customer’s responsibility to notify DST in writing of qualifying company affiliations. DST will not combine an affiliate’s usage fees with Customer’s unless and until Customer has so notified DST. No retroactive adjustments to the Gold and Platinum discounts will be made based on previously undisclosed company affiliations. If Customer qualifies, the discount will be shown on each invoice issued to Customer.

FAN Web Services - TA2000 Client	EXHIBIT E

FEE TYPE	CHARGE
Initial Implementation Site Setup Fee(1)	Bundled
Each Additional Site Setup Fee	Bundled
Transaction Fees(2),(3)
Portfolio Level Inquiries	Bundled
Account Level Inquiries	Bundled
Maintenance/Financial Transactions	Bundled
New Account Establishment	Bundled
Auxiliary Processing	Bundled
Monthly Base Fee (This is in addition to the monthly transaction fee total) (VisionTM Product not included)(4)	Bundled
Fund-Specific Enhancements/Consulting	By Quote

Monthly Activity Discount Structure

DST will offer Customer monthly activity discounts based on the total number of Transactions incurred by Customer in such month. The monthly discount shall be applied to Transaction Fees only.  The following discount schedule will apply:

Monthly Activity	Activity Discount
0 – 150,000	No Discount
150,001 – 250,000	$.0050
250,001 – 500,000	$.0075
500,001 – 1,000,000	$.0100
1,000,001 – 2,000,000	$.0150
2,000,001 – 3,000,000	$.0175
Greater than 3,000,000	$.0200

Example of Monthly Discount:

If Customer has 400,000 Transactions in a given month, a $.005 discount will be applied to 100,000 of the Transactions, and a $.0075 discount will be applied to 150,000 of the Transactions.  The remaining 150,000 Transactions are billed according to the standard Transaction Fees.

(1)         The Initial Implementation Site Setup Fee includes establishment of FAN Options and site setup. The fee also includes 100 hours of assistance from the FAN Web Group’s Business Analysts or technical staff. Any hours in excess of these hours will be billed at DST’s then standard FAN rates.

(2)         These fees apply only where Customer provides a link from the Customer Web Site to the DST Web Site.

(3)         Other Transactions may be supported in the future, the fees for which will be determined at that time. Customer will not be obligated to offer such new Transaction types.

(4)         The FAN Web monthly usage fee is a combination of the $3,000.00 monthly base fee and the cumulative total of all transactions processed.

BASIC FAN MAIL SERVICES	EXHIBIT F.1

1.               Files.

The following Files may be made available to Recipients:

“Account Position” - This file reports the current Financial Product Unit balance and net asset value for every account, regardless of whether the account had activity.  This file is generally provided on a monthly basis and consists of two (2) records per account.

“Direct Financial Activity” - This file is generated as a result of activity being posted to the Financial Product Unit owner account. The information in this file reports all activity involving the movement of money and/or Financial Product Units (with the exception of distributions) and consists of two (2) records per account.

“Account Master Position/New Account Activity/Non-Financial Activity” - This file provides registration information on each Financial Product Unit holder account for the Recipient. The Account Master Position is used to initialize the Recipient’s database. The New Account Activity provides any new accounts established for the Recipient. The Non-Financial Activity is generated from maintenance activity to the Financial Product Unit owner registration. These files consist of three (3) records per account.

“Distribution Activity” - This file is used to confirm all activity resulting from the distribution of a dividend, and long or short term capital gain. The file will be generated after the distribution has been applied to the Financial Product Unit holder account. This file consists of two records (2) per account.

“Daily Price” - This file contains the daily offering price and Net Asset Value of every CUSIP (separate security).  This file consists of one (1) record per CUSIP.

“Security” - This file is systematically generated by DST and appended to the end of each associated Account Master Position/New Account Activity/Non-Financial Activity file being delivered. This file may also be generated upon request based on the month-end Account Position file. Unique security investment details such as Ticker/Quotron, CUSIP, Fund and Product Names are reported within this file. This file consists of one (1) record per unique CUSIP delivered in the associated file. Because this file is used to supplement the Account Master Position/New Account Activity/Non-Financial Activity files, DST does not charge any fees for the records provided in this file.

“Average Cost Position/Activity” - This file reports cost basis details including initial cost basis, the source of reporting, the last calculation date, the current net investment figure and current shares. The Average Cost Position file is used to initialize a Recipient’s database. The Average Cost Activity file is generated as a result of a change to the cost basis of an account. These files consist of one (1) record per account.

2.               Usage Fees.

DST will charge Customer fees per record made available, including all “header” records and “trailer” records, in accordance with the following fee schedule.  Typically, a single header record is used to designate the beginning of data for a Recipient within a given File and a single trailer record is used to designate the end of data for a Recipient within a given File. One to many records

EXHIBIT F.2

may be included between the “header” and “trailer” records.  Most Files consist of two (2) to three (3) records per account, each 160 bytes of information being a separate record. (1)

Accordingly, by way of example, if Customer sends an Account Position File for two Recipients, one with 25 accounts and one with 50 accounts, the following records would be billable to Customer.

	File Type	Records

Recipient A	Header	1
	25 Accounts (2 records per account)	50
	Trailer	1
Recipient B	Header	1
	50 Accounts (2 records per account)	100
	Trailer	1

	Total Records	154

DST will not bill Recipients for the Files made available to them.

Level	Per Record Fees
Branch/Rep	$.018
Dealer	$.012
Daily Price File	$.002 or $1.75 per Recipient per month, whichever is less

3.      Volume Discounts.

DST will offer Customer discounts based on the amount of each total per record charge per method of delivery incurred by Customer in a month.  The following discount schedule will apply:

Total Per Record Fees	% Discount on Amount Over Threshold

$0.00 - $2,500.00	0%
$2,501.00 - $5,000.00	10%
$5,001.00 - $7,500.00	15%
$7501.00 - $10,000.00	20%
$10,001 - $30,000.00	25%
$30,001.00 - +	50%

Monthly FAN Mail Access and Support Charge	$500.00

EXHIBIT F.3

The Monthly FAN Mail Access and Support Charge paid by Customer shall not be included in the eligible fees for purposes of determining any discount.

4.    Gold and Platinum Discounts.

An additional discount shall be applied to the usage fees paid by Customer for (i) Basic FAN Mail Services and (ii) if Customer is utilizing DST’s Vision Services pursuant to the applicable DST agreement for such services, Vision Services as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to this Service Exhibit, and at the beginning of each calendar year thereafter, DST shall review the average combined monthly usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year.  In the event the average monthly usage fees paid equal or exceed at least $15,000.00, Customer shall receive the following discounts on all usage fees for Basic FAN Mail Services and, if applicable, Vision Services for the then current calendar year:

Gold Level

Qualification: Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $15,000.00 ($180,000.00 annually) but are less than $25,000.00.

Discount: If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 10% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 2½% of Vision usage fees and an additional 2½% (i.e., 12½% total) of Basic FAN Mail usage fees billed for such cycle.

Platinum Level

Qualification: Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $25,000.00 ($300,000.00 annually).

Discount: If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 15% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 5% of Vision usage fees and an additional 2½% (i.e., 17½% of total) of Basic FAN Mail usage fees billed for such cycle.

Platinum Plus Level

Qualification: Average combined monthly usage fees paid by Customer for Basic FAN Mail Service and Vision Services equal or exceed $166,666.67 ($2,000,000.00 annually).

Discount: If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 25% of the usage fees billed for such billing cycle.

EXHIBIT F.4

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

DST will combine qualified usage fees for all affiliates of Customer for purposes of determining the applicable discount for Customer’s affiliated corporate complex. In order to qualify, an affiliate of Customer must be an entity which directly or indirectly controls(1), is controlled by or under common control with, Customer. It is Customer’s responsibility to notify DST in writing of qualifying company affiliations. DST will not combine an affiliate’s usage fees with Customer’s unless and until Customer has so notified DST. No retroactive adjustments to the Gold and Platinum discounts will be made based on previously undisclosed company affiliations. If Customer qualifies, the discount shall be shown on each invoice issued to Customer.

(1) Control” over an entity shall mean (i) the possession, directly or indirectly, of 100% of the voting power to elect directors, in the case of an entity that is a corporation, or members of a comparable governing body, in the case of a limited liability company, firm, joint-venture, association or other entity, in each case whether through the ownership of voting securities or interests, by contract or otherwise and (ii) with respect to a partnership, a general partner thereof or an entity having management rights comparable to those of a general partner shall be deemed to control such entity. The terms “controlling” and “controlled” shall have corollary meanings.

FINANCIAL INTERMEDIARY/	EXHIBIT G
THIRD PARTY ADMINISTRATOR FEES

Base Fee (per intermediary per month)	$138.56

Phone Calls (inbound/outbound)(1)	$5.54

Transactions:(1)

Manual Same Day (T) Processing/Settlement Environments (not processed until money received)	$4.84 each

Manual or Automated Non-Same Day (T+x) Processing/ Settlement Environments (systematic “as-of” T NAV, adjusted supersheets, expedited money movement)	$15.23 each

All Inbound Electronic Data Transmissions

Data Transmissions/Interfaces:
First 10 Intermediaries	$69.36/intermediary/mo
Next 15 Intermediaries	$55.44/intermediary/mo
Intermediaries over 25	$41.52/intermediary/mo

Initial Set-up	Standard Programming/Client Services Fees

Note:  DST will assess charges to receivers of outbound electronic data transmissions comprised of an initial setup fee, and a monthly fee based on the number of management companies being accessed.

(1)         If the Transfer Agency fee agreement has lower stated rates for phone calls and manual same day (T) transactions DST will honor those stated rates.

FUND CLOSING / DECONVERSION FEE SCHEDULE	EXHIBIT H

Fees effective as of fund closing or deconversion:(1)

Closed Accounts	As stated in fee schedule

Closed CUSIP Fee	Bundled

Programming

As required at DST’s then current standard rates.

Reimbursable Expenses

This schedule does not include reimbursable expenses that are incurred on the Fund’s behalf. Examples of such reimbursable expenses include but are not limited to forms, postage, mailing services, telephone line/long distance charges, transmission of statement data for remote print/mail operations, remote client hardware, document storage, tax certification mailings, magnetic tapes, printing, microfiche, Fed wire bank charges, ACH bank charges, NSCC charges, as required or incurred, etc. Reimbursable expenses are billed separately from Account Maintenance and Programming fees on a monthly basis.

(1)    Charges are effective through May of the following year to compensate DST for tax reporting and statement production.

DST CASH UTILIZATION	EXHIBIT I.1
INVESTMENT SERVICE

The following describes the DST Cash Utilization investment service:

1)             Net collected balances: Net collected balances in the Client’s transfer agency bank accounts at UMB Bank, N.A. (“UMB”), will be invested each day in two separate overnight UMB sponsored sweep vehicles with comparable rates of return to UMB’s earnings credit rate.

Money market Sweep: Balances able to be determined by a predetermined cutoff time each business day will be swept into a Money market account in DST’s name. This account will be registered as “for the account of DST (Client Name)”. The next morning of a business day, the identical principal amounts will be swept back into the originating accounts with the earnings remaining in the Money market account. The following business day, balances will again be swept into the Money market account and will be invested overnight along with residual earnings from previous days, and so on each business day.

Overnight Rep: Each evening of a business day, balances exclusive of those already swept into the Money Market account (with some UMB constraints) will be swept into an overnight Repo investment. The next morning of a business day, principal and earnings amounts will be swept back into the originating accounts, with DST maintaining an ongoing reconciliation of  principal versus earnings in your accounts.

No investment advisory functions: DST would not be performing investment advisory functions as part of this service. The Money Market and Repo sweep vehicles are UMB product offerings.

2)             Lower bank account service charges: For customer electing to use the new Cash Utilization service, DST has renegotiated lower bank account service charges (projected to be 10% less than your current service charges) from UMB by leveraging our collective Transfer Agent and Corporate relationships with the bank. These reduced fees will benefit you directly and will not be available to smaller, individual customers of the bank.

Service Fee payment: Each month, UMB will determine your service fees and invoice them to DST. DST will pay them on your behalf from the accumulated earnings of both overnight investment vehicles. DST will provide you with a copy of the UMB invoice supporting these charges.

3)             DST Fee: DST’s fee for this service allows for DST to collect 25% of all gross overnight investment earnings from both investment vehicles for this Cash Utilization service.

DST Fee Collection: Each month, DST will determine the amount of this fee and deduct it from the accumulated earnings of both overnight investment vehicles. We will provide you with detail supporting the calculation of this fee.

EXHIBIT I.2

4)             Net Earnings Credit: Each month, the remaining net earnings, reduce by both UMB and DST service charges, will be credited against the funds’ Transfer Agency fees as a direct reduction of fund expenses. Should earnings exceed fees, the excess earnings will be available to be credited against future fees or returned to the client based on direction from the client.pro

Reconciliation: DST will perform the reconciliation of earnings, service charges and credits. DST will also determine the apportionment of the credits to the individual funds in accordance with the following procedure; the portion of the total credit that each fund receives shall be equal to the percentage of total TA fees that each fund’s individual fees represent each month. On your TA fee invoice, we will provide the detail of the original gross charges, the amount of the credit for each individual fund and the net amount due for each fund. The funds would pay DST only the net of total TA fees and reimbursable expenses less the amount of the credits.

5)             Legal Opinion: We have reviewed the Legal Opinion of Seward & Kissel, LLP (“Seward”) dated July 19, 2000 and hereby advise you that, as assumed by Seward in such letter, the existing agreements whereby ‘The Client’ receive transfer agency services from DST through UMB, currently the transfer agent for such Funds, have been, and the agreement now being negotiated by and between the Funds and DST whereby DST is appointed as the transfer agent for the Funds will be, approved by a majority of the directors or trustees of each Fund, including a majority of those directors or trustee who are not “interested person” of the Fund or its affiliates, as that term is defined in the 1940 Act.

6)             Authorization: Not withstanding anything in any agreement under which DST is authorized, directly or indirectly, to perform transfer agency, shareholder servicing agency or related services, whether as principal, agent or sub-agent, to the contrary, DST is hereby authorized and instructed to open bank accounts in DST’s name for the deposit and holding of, and to deposit into and hold in such accounts, all checks and payments received by DST form NSCC, broker-dealers or shareholders, and any other sums received by DST, for investment in shares, while such sums await their actual delivery to and investment in such Funds.

This schedule does not include reimbursable expenses that are incurred on the Fund’s behalf. Examples of such reimbursable expenses include but are not limited to forms, postage, mailing services, telephone line/long distance charges, transmission of statement data for remote print/mail operations, remote client hardware, document storage, tax certification mailings, magnetic tapes, printing, microfiche, Fed wire bank charges, ACH bank charges, NSCC charges, as required or incurred, etc. Reimbursable expenses are billed separately from Account Maintenance and Programming fees on a monthly basis.